Filed pursuant to Rule 424(b)(3)
File No. 333-216037

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated April 4, 2018

to

Prospectus dated September 11, 2017

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated September 11, 2017 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 36 of the Prospectus before you decide to invest in shares of our common stock.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from March 1 to March 31, 2018, for each of our classes of common stock:

Class	Class T	Class T-C	Class D	Class M	Class I	Class S(1)	Class Y(1)
Ticker	ZFRETX	ZFRTCX	ZFREDX	ZFREMX	ZFREIX	ZFRESX	ZFREYX
CUSIP	302950100	302950704	302950209	302950308	302950407	302950506	302950605

Date
3/30/18(2)	—	—	—	—	$24.53	$24.54	$24.54
3/29/18	—	—	—	—	$24.68	$24.68	$24.68
3/28/18	—	—	—	—	$24.68	$24.68	$24.68
3/27/18	—	—	—	—	$24.68	$24.68	$24.68
3/26/18	—	—	—	—	$24.68	$24.68	$24.68
3/23/18	—	—	—	—	$24.67	$24.67	$24.67
3/22/18	—	—	—	—	$24.70	$24.69	$24.69
3/21/18	—	—	—	—	$24.70	$24.69	$24.69
3/20/18	—	—	—	—	$24.69	$24.69	$24.69
3/19/18	—	—	—	—	$24.69	$24.69	$24.69
3/16/18	—	—	—	—	$24.69	$24.68	$24.68
3/15/18	—	—	—	—	$24.70	$24.69	$24.69
3/14/18	—	—	—	—	$24.69	$24.68	$24.68
3/13/18	—	—	—	—	$24.75	$24.74	$24.74
3/12/18	—	—	—	—	$24.74	$24.73	$24.73
3/9/18	—	—	—	—	$24.74	$24.73	$24.73
3/8/18	—	—	—	—	$24.75	$24.73	$24.73
3/7/18	—	—	—	—	$24.75	$24.73	$24.73
3/6/18	—	—	—	—	$24.74	$24.72	$24.72
3/5/18	—	—	—	—	$24.74	$24.72	$24.72
3/2/18	—	—	—	—	$24.73	$24.71	$24.71
3/1/18	—	—	—	—	$24.73	$24.71	$24.71

(1)	Shares of Class S and Class Y common stock are currently being offered only pursuant to private placement offerings.
(2)	Denotes a regular distribution payment date.

Purchases and repurchases of shares of our Class I common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.FSInvestments.com, and made available on our toll-free telephone line, 877-628-8575.

The initial purchase price for shares of our Class T, Class T-C, Class D and Class M common stock will continue to be $25.00 per share, plus, for Class T and Class T-C shares, applicable selling commissions and for Class T shares, applicable dealer manager fees. The business day following the date we receive our first subscription for shares of our Class T, Class T-C, Class D or Class M common stock, the per share purchase price for such class will vary from day-to-day and, on each day, will equal our NAV per share for such class of shares plus, for Class T and Class T-C shares, applicable selling commissions and for Class T shares, applicable dealer manager fees.

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